EXHIBIT 16.1

                              BAUM & COMPANY, P.A.



May 11, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:  Medical Makeover Corporation of America
     File No. 0-11596

We have read the statements that Medical Makeover Corporation of America included under Item 4 of the Form 8-K report expected to be filed on May 11, 2004 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.



                                    Very truly yours,

                                    /s/ Baum & Company, P.A.
                                    Baum & Company, P.A.